                                                                                                                       Exhibit 99.1

                                                         GO.COM SAVINGS AND
                                                           INVESTMENT PLAN

                                                   REPORT ON FINANCIAL STATEMENTS

                                                     DECEMBER 31, 2002 AND 2001

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    INDEX TO FINANCIAL STATEMENTS

                                                     DECEMBER 31, 2002 AND 2001

                                                                            Page
                                                                            ----
Report of Independent Auditors                                               F-2

Financial Statements:

  Statements of Net Assets Available for Benefits as of
    December 31, 2002 and 2001                                               F-3

  Statement of Changes in Net Assets Available for Benefits
    For the year ended December 31, 2002                                     F-4

  Notes to Financial Statements                                              F-5

Schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                                                                 F-1

                                                 REPORT OF INDEPENDENT AUDITORS

To the Participants and Plan Administrator
of the Go.com Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Go.com Savings and
Investment Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended
December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 27, 2003

                                                                 F-2

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                           (In thousands)

                                                                               December 31,
                                                                          ---------------------
                                                                             2002        2001
                                                                          ---------   ---------
                Assets
                  Investments in Master Trust:
                    At fair value:
                      The Walt Disney Company Common Stock Fund*           $  2,325    $  3,326
                      Shares of registered investment companies:
                        Fidelity Magellan Fund*                               2,955       4,556
                        PIMCO Total Return Fund                                 818         643
                        Fidelity Growth & Income Portfolio Fund*              3,662       5,262
                        Sequoia Fund*                                         2,295       2,265
                        Fidelity Diversified International Fund*              1,194       1,455
                        Putnam New Opportunities Fund*                        2,177       3,952
                        Fidelity Asset Manager Fund                             150         190
                        Fidelity US Equity Index Pool                           177         198
                        Fidelity Retirement Money Market Portfolio Fund*      1,497       1,502
                        MSIFT Small Cap Value Portfolio-Adviser Class           147         159
                        Ariel Appreciation Fund                                  53           -
                      Participant loans                                         122         250
                                                                          ---------   ---------
                  Net assets available for benefits                        $ 17,572    $ 23,758
                                                                          =========   =========

* Investment balance represents 5% or more of the Plan's net assets available for benefits.

                             The accompanying notes are an integral part of these financial statements.

                                                                 F-3

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                           (In thousands)

                                                                         For the Year Ended
                                                                             December 31,
                                                                                2002
                                                                        --------------------
                Additions to net assets attributed to:

                  Investment income (loss):
                    Dividends                                                $   164
                    Interest                                                      12
                    Net depreciation in fair value of
                      investments                                             (3,982)
                                                                             --------
                  Total additions (net deduction)                             (3,806)
                                                                             --------
                Deductions from net assets attributed to:

                  Benefits paid to participants                               (2,378)
                  Administrative expenses (Note 5)                                (2)
                                                                             --------
                  Total deductions                                            (2,380)
                                                                             --------
                Net decrease                                                  (6,186)

                Net assets available for benefits:
                  Beginning of year                                            23,758
                                                                             --------
                  End of year                                                $ 17,572
                                                                             ========

                              The accompanying notes are an integral part of these financial statements.

                                                                 F-4

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS

                                                   (Tabular dollars in thousands)

1.  Description of the Plan

General
The Infoseek Corporation (the "Company") adopted the Infoseek Corporation 401(k) Plan effective as of January 1, 1996. The
Walt Disney Company (the "Corporation") acquired the Infoseek Corporation on November 17, 1999, and on April 1, 2000, the Company
renamed the Infoseek Corporation 401(k) Plan as the Go.com Savings and Investment Plan (the "Plan"). The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. For further information regarding the Plan, refer to the Summary Plan Description.

Effective as of April 1, 2000, all account balances under the Plan became 100% vested. On March 20, 2001, the Corporation converted all shares of Go.com stock (a common stock of The Walt Disney Company) into the remaining class of The Walt Disney Company common stock. Effective July 1, 2001, the Company froze all future participant and Company contributions to the Plan. As of July 1, 2001, all salaried participants of the Plan became eligible for the Disney Salaried Savings and Investment Plan, a defined contribution plan sponsored by the Corporation and accordingly, may elect to participate in such Plan.

Administration of the Plan
Effective April 1, 2000, the Investment and Administrative Committee of The Walt Disney Company Sponsored
Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the "Committee" or "Plan Administrator") was
appointed to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan. Prior to April 1, 2000, the Plan was administered by the Infoseek Corporation.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services
Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration. Effective April 1, 2000, Fidelity assumed the role of Trustee from First Trust Corporation (the "Prior Trustee").

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses.  Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Effective July 1, 2001, the Plan was frozen such that no further contributions to the Plan will be made and no new participants will enter the Plan.

Prior to April 1, 2000, eligible employees of the former Infoseek Corporation of at least 18 years of age were eligible to participate in the Plan at the beginning of the month following employment.  Starting as of April 1, 2000 eligible employees were required to be age 18 or older and have had completed

                                                                 F-5

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Participation (continued)
ninety days of employment during which they also worked at least 260 hours or completed 12 months of employment during which they worked 1000 hours.

Prior to July 1, 2001, the Plan accepted direct cash rollovers from other qualified plans or conduit IRA's regardless of whether the employee met the ninety day eligibility requirement.

Contributions
Participant and Company contributions were made through June 30, 2001.  Prior to July 1, 2001, participants were permitted to contribute in whole percentages, up to 15 percent of their base compensation on a pre-tax basis, through weekly payroll deductions.
A participant's total pre-tax contributions and the Company's matching contributions, in any Plan year, could not exceed the limits provided under Section 415 of the Code.

Prior to April 1, 2000, the Company matching contribution was equal to 50 percent of a participant's pre-tax contributions up to a maximum of $2,000. For the period November 17, 1999 to March 31, 2001, all such Company contributions were invested in Go.com common stock. Participant contributions were not permitted to be invested in the Go.com common stock. Employer contributions vested over a period of 4 years. Effective April 1, 2000, all participants in the Plan became fully vested in all Company contributions made prior to that date.

From April 1, 2000 to July 1, 2001, the Company contributed a matching amount equal to 50 percent of the first 6 percent of compensation a participant contributed to the Plan. Prior to March 20, 2001, the Company could make matching contributions either in cash, which was invested exclusively in Go.com common stock, or directly in shares of Go.com common stock. Company matching contributions could then be invested in The Walt Disney Company common stock or a combination of Go.com and The Walt Disney Company common stock. Effective March 20, 2001, investments in Go.com common stock were converted into shares of The Walt Disney Company common stock, and all matching contributions thereafter were made either in cash, which was invested exclusively in the Walt Disney
Company common stock, or directly in shares of Company common stock. At its discretion, the Company could change the level of matching contributions or cease making matching contributions. Effective March 8, 2002, participants of the Plan may transfer all or any portion of their accumulated Company matching contributions into any of the available Plan investment funds, or any combination of funds, at any time.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting
Effective as of April 1, 2000, participants became fully vested immediately in all contributions, including the Company's matching contributions made to the Plan and all earnings thereon. Prior to April 1, 2000, participants were fully vested immediately in their own contributions and became fully vested in the Company's matching contributions made to the Plan after they have completed one year of service. Additionally, a participant's account was considered fully

                                                                 F-6

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Vesting (continued)
vested upon attaining age 65, or upon death while in active service, or upon termination of service because of permanent and total disability.

Forfeitures
Prior to April 1, 2000 nonvested Company contributions were forfeited upon termination of employment. These amounts remained in the Plan and were used to reduce future Company contributions.

Investments
Participants may direct the investment of their contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds. Such elections must be made in 1 percent increments.

Benefits, Distributions and Withdrawals
A participant's vested account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants' account balances under $5,000 are automatically distributed within 90 days following the participant's severance date. The participant has 60 days following the participant's receipt of distribution to elect whether or not to rollover the distribution into an IRA or another tax-qualified plan. If no election is made, the vested account balance will be dispersed to the participant less 20 percent for federal withholding tax.
Participants with account balances of $5,000 or more may elect a distribution at anytime following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in-service withdrawals of pre-tax contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set.
Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years.  However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant.  The interest rate on loans is currently the Bank of America prime rate plus 1 percent.

                                                                 F-7

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan at any time or from time to time.  Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason.  If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's account balance at the time of liquidation.

2.  Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Contribution Policy
Participant contributions were recorded in the period during which the Company made payroll deductions from the participants' pay.
Company contributions were recorded in the same period.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year.  Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets.  Participant loans are valued at cost which approximates fair value.  Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available
for Benefits consists of realized gains (losses) and unrealized appreciation (depreciation) on investments.

                                                                 F-8

                                                  GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

2.  Summary of Significant Accounting Policies (continued)

Payment of Benefits
Benefits are recorded when paid.

3. Investments

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year)
depreciated in value as follows:

         The Walt Disney Company Common Stock Fund               $  (590)
         Shares of registered investment companies                (3,392)
                                                                ---------
                                                                 $(3,982)
                                                                =========

4.  Income Taxes

The Company has received an Internal Revenue Service determination letter dated January 18, 1997 stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code. The Plan has subsequently been amended and the Company has filed for an updated determination letter.  The Company believes that the Plan still qualifies under Section 401(a) of the Code.  Since the Plan, as amended, was designed to be qualified under Section 401(a) of the
Code, under applicable state law it is also exempt from state income taxes.  The Plan Administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.  Accordingly, no provision for income taxes is made in the accompanying financial statements.

5.  Related Party Transactions

Certain Plan investments are shares of mutual funds managed by Fidelity.  Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists.  Fees paid by the
Plan to the Trustee amounted to $1,623 for the year ended December 31, 2002.

6.  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                                        December 31,
                                                                   --------------------
                                                                      2002        2001
                                                                   ---------- ----------

                Net assets available for benefits per the
                  financial statements                             $ 17,572    $ 23,758
                Amounts allocated to withdrawing
                  participants                                          (26)        (73)
                                                                   ---------   ---------
                Net assets available for benefits per
                  Form 5500                                        $ 17,546    $ 23,685
                                                                   =========   =========

                                                                 F-9

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

6.  Reconciliation of Financial Statements to Form 5500 (continued)

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                    For the
                                                                   Year Ended
                                                                   December 31,
                                                                       2002
                                                                 ---------------
Benefits paid to participants per the
  financial statements                                             $   2,378
Add: Amounts allocated to withdrawing participants
  at December 31, 2002                                                    26
Less: Amounts allocated to withdrawing participants
  at December 31, 2001                                                   (73)
                                                                   ----------
Benefits paid to participants per Form 5500                        $   2,331
                                                                   ==========

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2002 but not yet paid as of that date.

7.  Investment in Disney 401(k) Master Trust

The Plan's investments are held in the Disney 401(k) Master Trust (the "Master Trust"), which also includes the assets of the Disney
Salaried Savings & Investment Plan, the ABC, Inc. Savings and Investment Plan, and the Disney Hourly Savings and Investment
Plan, all of which are defined contribution plans sponsored by the Company or one of its affiliated companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan's interest in the net assets of the Master Trust was approximately 1% at December 31, 2002 and 2001. Investment income of the Master Trust for the year ended December 31, 2002 was allocated based upon each Plan's interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

                                                                                      December 31,
                                                                         -------------------------------------
                                                                             2002                      2001
                                                                         -----------               -----------
Investments, at fair value:

     The Walt Disney Company Common Stock Fund                           $   463,399               $   589,816
     Shares of registered investment companies                             1,060,348                 1,161,585
     Participant loans                                                        24,957                    26,667
                                                                         -----------               -----------
Total                                                                    $ 1,548,704               $ 1,778,068
                                                                         ===========               ===========

                                                                F-10

                                                 GO.COM SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

7.  Investment in Disney 401(k) Master Trust (continued)

The investment income (loss) of the Master Trust is as follows:

                                                                            For the Year Ended
                                                                             December 31, 2002
                                                                            ------------------
Investment income (loss):
     Interest and dividends                                                       $  16,736
     Net depreciation                                                              (275,303)
                                                                                  ----------
 Total                                                                            $(258,567)
                                                                                  ==========

The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master
Trust is as follows:

                                                                            For the Year Ended
                                                                             December 31, 2002
                                                                            ------------------
Net (depreciation)/appreciation:
     The Walt Disney Company Common Stock Fund                                    $(119,562)
     Shares of registered investment companies                                     (155,741)
                                                                                  ----------
 Total                                                                            $(275,303)
                                                                                  ==========

                                                                 F-11